Exhibit (a)(3)

SHAREHOLDER CERTIFICATION FORM

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Attention: William K. Heiden

On November 8, 2010, GTC Biotherapeutics, Inc. (the “Company”) announced that it had entered into a Stock Purchase and Merger Agreement (the “Merger Agreement”), dated as of November 8, 2010, by and among LFB Biotechnologies S.A.S., LFB Merger Sub, Inc. and the Company.

The undersigned hereby certifies to the Company that it is the beneficial owner of the number of shares of Company common stock noted below (the “Shares”), which are registered in the name of the record shareholder noted below and which are all of the shares of capital stock of the Company beneficially owned by the undersigned, and further certifies to the Company that (check the appropriate box):

☐ The undersigned acquired beneficial ownership of all of the Shares prior to November 8, 2010.

-OR-

☐ The undersigned did not acquire beneficial ownership of all of the Shares prior to November 8, 2010. The undersigned acquired beneficial ownership of              of the Shares on or after November 8, 2010.

The undersigned further certifies to the Company that the undersigned did not vote, or cause or permit to be voted, any Shares in favor of the Merger Agreement or the transactions contemplated thereby.

[remainder of page intentionally left blank]

IF THIS SHAREHOLDER CERTIFICATION FORM AND ANY STOCK CERTIFICATES REPRESENTING SHARES FOR WHICH APPRAISAL RIGHTS ARE BEING ASSERTED ARE NOT RETURNED TO THE COMPANY BY OR BEFORE JANUARY 18, 2011, YOU WILL BE DEEMED TO HAVE ACCEPTED PAYMENT OF THE MERGER CONSIDERATION UNDER THE MERGER AGREEMENT IN FULL SATISFACTION OF THE COMPANY’S OBLIGATIONS UNDER MASSACHUSETTS LAW.

Name of Beneficial Owner

Name of Shareholder of Record (if different)

Number of Shares Beneficially Owned

Signature of Beneficial Owner